Exhibit 13(a)(4)(i) to Form N-CSR

Change in Registrant’s Independent Public Accountant

On June 9, 2020, the Trustees of the Fund, upon the recommendation of the Board’s audit committee, approved PricewaterhouseCoopers LLP (“PwC”) as the Fund’s independent registered public accounting firm. For the years ended September 30, 2016 through September 30, 2019, (the “Covered Period”), BBD LLP served as the Predecessor Fund’s independent registered public accounting firm, and BBD LLP’s audit reports contained no adverse opinion or disclaimer of opinion; nor were their reports qualified or modified as to the uncertainty, audit scope, or accounting principles; nor were there any “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Further, there were no disagreements between the Fund and BBD LLP on accounting principles or practices, financial statement disclosure, or audit scope or procedures, which, if not resolved to the satisfaction of BBD LLP, would have caused them to make reference to the disagreement in their reports.

The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Trustees with the performance of the Predecessor Fund’s prior independent registered public accounting firm, BBD LLP. During the Covered Period, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

The Funds requested BBD to furnish it with a letter address to the Securities and Exchange Commission stating whether BBD agrees with the statements contained above. A copy of that letter is attached hereto as Exhibit 13(a)(4)(ii).